EXHIBIT 10.3

Consulting Agreement

Recitals

CONSULTING AGREEMENT entered into this 18th day of January 2011, by and between Seafarer Exploration Corp. (the "Company"), and Lenny H. Kohl ("Consultant")

WHEREAS, the Company desires to hire the consulting services of Consultant in the areas of Mergers and Acquisitions for the Company (the "Services") in connection the Company's business

WHEREAS. in consideration for the Services, the Company shall pay the Consultant upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Provision of Services
Duties of Consultant, The Consultant will provide such services and advice to the Company so as to negotiate with the Company in joint ventures, mergers and acquisitions. Without limiting the generality of the foregoing, Consultant will also assist the Company in developing, studying and evaluating acquisition proposals, prepare reports and studies thereon when advisable. Nothing contained herein constitutes a commitment on the part of the Consultant to find an acquisition target for the Company or, if such target is found, that any transaction will be completed. This Agreement is not a contract for listing services, and nothing in this Agreement will require the Consultant to negotiate on behalf of the Company with corporations that are involved with listings or making a market in corporate securities in the OTC markets. Consultant would undertake such services under the direction of Kyle Kennedy, Company President.

1.1 Duties Expressly Excluded
Duties Expressly Excluded. This Agreement expressly excludes the Consultant from providing public relation services to the Company inclusive of but not limited to (i) direct or indirect promotion of the Company's securities: (ii) assistance in making of a market in the Company's securities. The Consultant shall not have the power of authority to bind the Company to any transaction without the Company's prior written consent.

2.        Compensation, Term and Termination
The Company shall compensate the Consultant by issuing 1,000,000 (million) shares of restricted common stock (the "Shares") to Consultant. Should the Consultant's services be needed after 90 days from the execution of this agreement, a new agreement will be created to reflect the scope of services required and term of services provided. The term of this Agreement shall commence on the date it is executed by all parties and shall continue until completion of the Services as defined herein.

Consulting Agreement

2.1 No Past Compensation Owed
Lenny H. Kohl acknowledges and agrees that Seafarer has paid him in full for any and all services that he had previously provided to Seafarer. More specifically Seafarer does not owe Lenny H. Kohl name any consideration, fees, or compensation, including stock based compensation, of any kind for any services that Lenny H. Kohl provided to Seafarer prior to the execution of this Agreement.

3.         Property
All work performed by Consultant pursuant to this Agreement in connection with the Services or otherwise, including, without limitation, business and strategic plans and proposals, and however rendered, electronic or otherwise, and whether or not patentable or copyrightable (the "Products"), shall be deemed works-made-for-hire under United States copyright law and shall be the property of the Company. Consultant further agrees to and does hereby assign, transfer, and convey to the Company all of Consultant's right, title and interest in and to the Products, and in connection therewith, to execute and deliver such documents and take other steps, in order to enable the Company, in its sole discretion, to obtain grants of patent and registration of copyright and trademark, both domestic and foreign, in connection with the Products.

4.         Non-Circumvention
Lenny H. Kohl agrees that all third parties introduced to him/her by Seafarer represent significant efforts and working relationships that are unique to, and part of, the work product and intellectual capital of Seafarer. Therefore, without the prior specific written consent of Seafarer, Lenny H. Kohl agrees to refrain from conducting direct or indirect business dealings of any kind with any third party so introduced by Seafarer, with the exception of third parties with which Lenny H. Kohl has previously had a formal business relationship, for a period of three (3) years from Effective Date of this Agreement.

5.         Confidentiality and Non-Disclosure

a)
Lenny H. Kohl acknowledges that Seafarer is a publicly traded company whose shares are traded on the Over-the-Counter Bulletin Board under the ticker symbol SFRX. Lenny H. Kohl has received or may receive in the future material non-public information from Seafarer. Lenny H. Kohl agrees that he will hold in strict confidence and not disclose to any third parties any material non-public information received from Seafarer, except as approved in writing by the CEO of Seafarer. Lenny H. Kohl additionally agrees that he will use the non-public information that it receives from Seafarer for lawful purposes only.

Consulting Agreement

b)
Lenny H. Kohl shall treat as confidential and will not ever disclose under any circumstances to any third party any information that he becomes aware of during his business relationship with Seafarer pertaining to but not limited to any and all of Seafarer's financial information, bank account information, access codes, investors, shareholder lists, shipwreck site(s), treasure maps, proprietary data, intellectual  properties, agreements, capabilities, specifications, business strategies, information regarding existing and future technical, business and marketing plans and product strategies, passwords, and the identity of actual and potential customers and suppliers (hereinafter collectively referred to as "Confidential Information"). Confidential Information may be written, e-mail, hard copies of documents, oral, recorded, or contained on tape or on other electronic or mechanical media.

c)
Lenny H. Kohl represents and warrants that he will not disclose any Confidential Information whatsoever to any third party. Lenny H. Kohl will be deemed to have been in a fiduciary relationship of confidence with respect to the Confidential Information disclosed to its by Seafarer, and Lenny H. Kohl shall hold the Confidential Information in strict confidence and will never disclose such Confidential Information to any third (3rd) party or to use it for any purpose other than as specifically authorized by Seafarer in writing.

d)	No copies of the Confidential Information shall be retained by. Lenny H. Kohl

e)	Seafarer shall be deemed to be the owner of all Confidential Information.

f)
Lenny H. Kohl specifically acknowledges that the unauthorized disclosure, use or disposition of such Confidential Information by any third party could cause irreparable harm and significant injury to Seafarer's business, which may be difficult to ascertain. Accordingly, in the event of any breach by Lenny H. Kohl of this Agreement involving confidentiality then Lenny H. Kohl shall immediately be in violation of this Agreement and shall be liable for an immediate imposition of an injunction against him, in addition to any other remedies that may be available to Seafarer at law or in equity.

g)
Lenny H. Kohl shall indemnify and hold Seafarer completely harmless against any and all liability, actions, claims, demands, liens, losses, damages, judgments and expenses, including reasonable attorneys' fees that may arise from the unauthorized disclosure or use of Confidential Information by Lenny H. Kohl

Consulting Agreement

6.        Severability
In the event that any one or more provisions herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

7.        Independent Contractor
This Agreement shall not render Lenny H. Kohl an employee, partner, agent of, or joint venture partner with Seafarer for any purpose. Seafarer shall not be responsible for withholding taxes with respect to Lenny H. Kohl's compensation hereunder and Lenny H. Kohl will be solely responsible for any and all local, state and/or federal tax obligations. Lenny H. Kohl agrees to hold Seafarer harmless for any expenses, liabilities or obligations of any type concerning taxes or insurance. Lenny H. Kohl shall have no claim against Seafarer hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker's compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. In his capacity as an independent contractor, Lenny H. Kohl will exclusively control and direct his own time and choose which days and specific hours that he performs Services for Seafarer and he has the sole right to control and direct the means, manner, and method by which he renders the Services to Seafarer. Lenny H. Kohl acknowledges that he has never been an employee of Seafarer and Lenny H. Kohl also specifically acknowledges that he has provided services to Seafarer on an independent contractor basis at all times during his business relationship with Seafarer, including prior to the Effective Date of this Agreement.

8.        No Assignment
Consultant's obligations hereto with respect to provision of Services shall not be assignable to any other person without the express written consent of the Company.

9.        General Release and Waiver of Claims by Lenny H. Kohl.
Lenny H. Kohl does hereby remise, release, and forever discharge Seafarer, Seafarer's agents, officers, directors, consultants, advisors, affiliates, employees, assigns, administrators, controlling persons and personal representatives, of and from all, and all manner of, actions, causes of action, suits, proceedings, debts, dues, contracts, judgments, damages, claims, and demands whatsoever in law or equity, which Lenny H. Kohl ever had, now has, or which Lenny H. Kohl's heirs, executors, administrators or personal representatives hereafter can, shall, or may have for or by reason of any matter, cause, or thing whatsoever arising out of Lenny H. Kohl's past, present, or future business dealings with Seafarer or this Agreement; or in any way arising out of the provision of services to Seafarer by Lenny H. Kohl.

Consulting Agreement

10.       Full and Entire
This Agreement contains the entire agreement of the Parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and understandings, oral or written, with respect to the subject matter herein.

11.       Modification
May be amended or modified of this agreement only by a writing executed by the party against whom enforcement is sought.

12.       Drafting
Each Party acknowledges that it/he/she has adequate opportunity to review and comment upon this Agreement, has been advised of its rights to have its own independent counsel review this Agreement, and familiar with its terms.

13.       Waiver
No waiver of any right or obligation of the Parties under this Agreement shall be effective unless made in writing, specifying such waiver, and is executed by the Party against whom such waiver is being forced. A waiver by the other Party hereto of any of its rights under this Agreement on any occasion shall not be a part to the exercise of the same right on any subsequent occasion or of any other right at any time.

14.       Successors and Assigns
This Agreement shall inure to the benefit of and be binding upon the respective legal representatives, assigns, and successors in interest of Seafarer Exploration Corp. The Consultant, Lenny H. Kohl, shall not have the right to assign, delegate, or otherwise transfer any duty or obligation to be performed by it hereunder to any person or entity, nor assign or transfer any rights hereunder.

15.       Section Headings
The section headings contained hereunder are for the purposes of convenience only and are not intended to define or limit the context of said section.

16.       Further Assurances

Lenny H. Kohl hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably required by any other party in order to carry out the provisions and purposes of this Agreement.

Consulting Agreement

17.       Survival
The Confidentiality and Non-Disclosure agreement shall survive the termination and/or expiration of this Agreement and/or Consultant's performance of Services for Seafarer Exploration Corp., for any reason.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

CONSULTANT:

            /s/ Lenny H. Kohl
Name: Lenny H. Kohl

COMPANY:

            /s/  Kyle Kennedy
Kyle Kennedy
CEO
Seafarer Exploration Corp.